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                                                                    EXHIBIT 99.1


                            REPUBLIC SERVICES, INC.
                       110 S.E. Sixth Avenue, 28th Floor
                           Fort Lauderdale, FL 33301


March 27, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

Pursuant to the Commission's recently promulgated Temporary Note 3T to Article 3 of Regulation S-X regarding requirements for Arthur Andersen LLP audit clients as set forth in Release No. 33-8070, effective March 18, 2002, this letter is to advise the Commission that we have, as of the date hereof, received written representations from Arthur Andersen LLP that its audit of the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001 (to which this letter is filed as Exhibit 99.1) was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation to conduct the relevant portions of the audit, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Sincerely,


Republic Services, Inc.


By:   /s/ CHARLES F. SERIANNI

      Charles F. Serianni
      Chief Accounting Officer